Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in Pre-Effective Amendment No. 1 to the Registration Statement (Form S-3 No. 333-116647) and related prospectus of RC2 Corporation for the registration of $150,000,000 of shares of its common stock and to the incorporation by reference therein of our report dated February 22, 2002, on the consolidated financial statements of Racing Champions Worldwide Limited for the year ended December 31, 2001, included in the Annual Report (Form 10-K) of RC2 Corporation for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

                                              /s/ ERNST & YOUNG LLP

                                             ERNST & YOUNG LLP

Exeter, England
July 6, 2004